Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements Nos. 333-184373 and 333-192973 on Form S-8 of our report dated June 29, 2018 relating to the consolidated financial statements of Hamilton Bancorp, Inc. and Subsidiary as of March 31, 2018 and 2017 and for the years then ended appearing in this Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

June 29, 2018